Exhibit 10(h)

DEFERRED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

(U.S. Directors)

Tim Hortons Inc.

[Date]

THIS AGREEMENT, made effective as of the      day of             , 20     (the “Effective Date”), is between Tim Hortons Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”) (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. Non-Employee Director Deferred Stock Unit Plan (the “Plan”) in order to provide an additional incentive to non-employee directors of the Company; and

WHEREAS, pursuant to Section 4 of the Plan, the Company may grant, from time-to-time, to the Grantee Elective DSUs, Formula DSUs, Voluntary Formula DSUs and Discretionary DSUs (all as defined in the Plan and collectively referred to herein as “DSUs” or, individually, a “DSU”) with related Dividend Equivalent Rights; and

WHEREAS, each grant of DSUs shall be evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the respective DSU grant.

NOW, THEREFORE, the Parties agree as follows:

1	Awards.

1.1 The Company hereby grants to the Grantee awards (the “Awards”) of the number of Formula DSUs, Voluntary Formula DSUs, Elective DSUs, and Discretionary DSUs as set out on Schedule A hereto with an equal number of related Dividend Equivalent Rights on the date(s) of grant (each a “Grant Date”) set forth on Schedule A. Grants of DSUs are subject to certain administrative determinations to be made by the Human Resource and Compensation Committee of the Company (the “Committee”) from time-to-time, which are described on Schedule A and which, unless otherwise specified on Schedule A, shall apply in respect of all existing and future Awards; provided that no such administrative determination will impair the rights of the Grantee without the consent of the Grantee, except as may be permitted pursuant to Sections 5 and 11 of this Agreement. Each DSU shall have the value of one share of Company’s common stock, par value U.S.$0.001 per share and any other securities into which such share is changed or for which such share is exchanged (“Share”). Distributions and payments for DSUs and Dividend Equivalent Rights shall be made in accordance with the terms of Section 5 and 6 hereof, respectively. The DSUs and related Dividend Equivalent Rights granted pursuant to the Awards shall be subject to the execution and return of this Agreement by the Grantee. On a quarterly basis, the Company will deliver to the Grantee an updated Schedule A setting out the total number of DSUs that have been granted to the Grantee under the Plan and pursuant to this Agreement from the Effective Date to the date of such Schedule. Grantee shall be deemed to have (i) accepted and agreed to the terms and conditions of the Awards and administrative determinations described on the Schedule and (ii) confirmed their agreement and acknowledgment that the terms of this Agreement continue to comply in full force and effect to all such future Awards, unless Grantee notifies the Company within 15 business days after receipt of the respective quarterly Schedule A.

1.2 Each Dividend Equivalent Right represents the right to receive an amount in respect of all of the cash dividends or other distributions that are or would be payable with respect to the number of DSUs held by the Grantee if the DSUs were Shares. The cash value attributable to Dividend Equivalent Rights shall be deferred and converted into additional DSUs based on the Fair Market Value of a Share on the date such dividend is paid. “Fair Market Value” or “FMV” on any date shall be equal to the mean of the high and low prices at which Shares are traded on the Toronto Stock Exchange on such date or the mean of the high and low prices at which the Shares are traded on the New York Stock Exchange, as designated by the Committee and set out on Schedule A hereto. Any additional DSUs granted pursuant to this Section shall be subject to the same terms and conditions applicable to the DSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 5, inclusive, of this Agreement. In the event that a DSU is forfeited pursuant to Section 5 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2	Restrictions on Transfer.

The DSUs and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3	Vesting.

All DSUs and accompanying Dividend Equivalents Rights granted hereunder shall vest upon the Grantee’s separation from service. “Separation from service” shall occur on the earliest date on which both the following conditions are met: (i) the Grantee has ceased to be employed by the Company or any of its Subsidiaries for any reason whatsoever and (ii) the Grantee is not a member of the Board of Directors of the Company or any of its Subsidiaries.

4	Effect of Change of Shares Subject to the Plan.

In the event of a Change in Capitalization (as defined in the Tim Hortons Inc. 2006 Stock Incentive Plan (the “2006 Stock Plan”)), the Committee shall conclusively determine the appropriate adjustments, if any, to the Grantee’s outstanding DSUs. If adjustments are to be made, they shall be made in the same manner as adjustments are made to awards that are outstanding under the 2006 Stock Plan. Adjusted DSUs shall remain subject to the same conditions that were applicable to the DSUs prior to the adjustments, provided that, notwithstanding the foregoing, any adjustments to a DSU shall be on the basis that the amounts payable under such DSU shall continue to depend on the FMV of the Shares of the Company, or a corporation related thereto, at a time within the period beginning one year before the Grantee’s separation from service and ending at the time of receipt of payment.

5	Distributions.

Unless the Grantee has made a valid election under the Company’s U.S. Non-Employee Directors’ Deferred Compensation Plan (the “NQDC Plan”) no later than the date permitted under the NQDC Plan, all DSUs granted to the Grantee shall be paid out in a lump sum, as soon as administratively possible, but no later than 30 days after separation from service. If the Grantee has made a valid election under the NQDC Plan with respect to some or all of the DSUs granted under this Agreement, the DSUs shall be paid in accordance with the terms of the NQDC Plan. Notwithstanding the foregoing, all Formula DSUs (not including Voluntary Formula DSUs or Elective DSUs), and, unless otherwise set out on Schedule A hereto with respect to a specific Award, Discretionary DSUs, shall be forfeited if the Grantee is removed from service due to the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries. The Committee reserves the right to limit the length of time that DSUs may be deferred beyond separation from service under the NQDC Plan. In the event that the Grantee is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) at the time the DSUs are awarded to the Grantee pursuant to this Agreement (the “Effective Time”) or is expected to be subject to tax under the ITA in accordance with any relevant Canadian income tax convention in respect of his or her remuneration as a director of the Company at the Effective Time, and in the event that there are any inconsistencies between any provision governing or action in respect of the DSUs awarded hereunder and any provision of Regulation 6801(d) under the ITA, the applicable provision of Regulation 6801(d) under the ITA shall supersede the provision or action in respect of these DSUs.

6	Payment.

All DSUs shall be paid in cash based on the Fair Market Value of a Share on the date of the Grantee’s separation from service in accordance with the administrative determinations made by the Committee from time-to-time regarding the payments of DSUs upon settlement, which shall be noted on Schedule A from time-to-time, as applicable. Notwithstanding the foregoing, the Company shall be entitled to withhold and/or deduct any and all amounts required to be withheld from any payment hereunder on account of taxes or other governmental charges.

7	Execution of the Awards

The grant of the DSUs and Dividend Equivalent Rights to the Grantee pursuant to the Awards shall be conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than                     .

8	No Right to Continued Service.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continuance of service as a Board member or otherwise as an employee of the Company or any of its Subsidiaries.

9	Residency of Grantee

The Grantee represents and warrants to the Company that the Grantee is a resident of the United States for U.S. and Canadian income tax purposes and the Grantee hereby agrees to notify the Company within 15 business days of any change in the Grantee’s residency for such purposes.

10	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern.

In the event of a separation of service as a result of the death or disability of the Grantee, the payment in respect of the DSUs held by the Grantee shall be made to the Grantee’s estate or legal representatives, as applicable.

11	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto; provided, however, that (a) Grantee shall be deemed to have accepted, without signature required, the terms and conditions of this Agreement applicable to future grants, unless notice of objection is made, as described in Section 1 hereof, and (b) nothing herein shall restrict the Committee’s right to amend this Agreement without the Grantee’s consent and without additional consideration to the Grantee to the extent necessary to avoid penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to comply with the requirements of Regulation 6801(d) under the ITA, even if those amendments reduce, restrict or eliminate rights granted under this Agreement before those amendments are adopted.

12	Notice

All notices and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attn: General Counsel

Fax: (905) 845-1458

If to Grantee:

Name:

Address:

Tel:

Fax:

Email:

Either party may send any notice or other communication hereunder to the intended recipient at the address, facsimile number or electronic mail address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address, facsimile number or electronic mail address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

13	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof and, to the extent applicable, the Code and the ITA.

15	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17	Entire Agreement.

This Agreement and the terms and conditions of the Plan, including the provisions of the 2006 Stock Plan and the NQDC Plan to the extent specifically referred to herein or directly applicable to the terms hereof, constitute the entire understanding between the Grantee and the Company, and supersede all other agreements, whether written or oral, with respect to the Awards.

18	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

TIM HORTONS INC.

By:
Name:
Title:

GRANTEE

Print Name:

SCHEDULE A

Grant Date	Cash Value (Cdn.$)	# and Type of DSUs*	Director Residency

*	Specify Formula DSUs, Voluntary Formula DSUs, Elective DSUs or Discretionary DSUs.

Notice Regarding Administrative Decisions made by the Committee

•	The number of DSUs to be awarded will be based on the FMV of the Company’s common shares on the Toronto Stock Exchange (instead of the New York Stock Exchange).

•

The number of DSUs to be awarded (dollar amount divided by FMV) will be based on the FMV of the first day of the next trading window. In other words, even though the cash being deferred would have otherwise been payable at the quarterly board meetings, the DSU grant will only occur on the first day of the next trading window once the Company’s quarterly earnings release is made public. In addition, no interest will accrue on the compensation being deferred between the date of the board meeting and the Grant Date.